Exhibit 99.1

Contact:	Gary Thompson – Media Harrah’s Entertainment, Inc. (702) 407-6529	Jonathan Halkyard – Investors Harrah’s Entertainment, Inc. (702) 407-6080

Harrah’s Entertainment Announces Private Exchange Offers of Harrah’s Operating

Company Debt Securities for New Second Lien Notes

LAS VEGAS – November 14, 2008

Harrah’s Entertainment, Inc. (“Harrah’s”) announced today that its direct wholly-owned subsidiary, Harrah’s Operating Company, Inc. (“HOC”), is commencing private exchange offers (the “Exchange Offers”) to exchange certain of its outstanding debt securities referenced below (collectively, the “Old Notes”) for up to $2.1 billion aggregate principal amount (subject to increase or decrease by HOC in its discretion, the “Maximum Exchange Amount”) of (i) new 10.00% Second-Priority Senior Secured Notes due 2015 (“New 2015 Second Lien Notes”), for Old Notes maturing between 2010 and 2013, and (ii) new 10.00% Second-Priority Senior Secured Notes due 2018 (the “New 2018 Second Lien Notes” and, with the New 2015 Second Lien Notes, the “New Second Lien Notes”), for Old Notes maturing between 2015 and 2018.

CUSIP/ISIN	Old Notes	Acceptance Priority Level
413627AQ3 / US413627AQ32	5.50% Senior Notes due 2010	1
700690AQ3 / US700690AQ34	7.875% Senior Subordinated Notes due 2010	1
413627AH3 / US413627AH33	8.0% Senior Notes due 2011	1
700690AL4 / US700690AL47 700690AK6/US700690AK63 U70230AA2/USU70230AA22	8.125% Senior Subordinated Notes due 2011	1
413627AN0 / US413627AN01	5.375% Senior Notes due 2013	1
413627AU4 / US413627AU44	5.625% Senior Notes due 2015	2
413627AX8 / US413627AX82	6.5% Senior Notes due 2016	2
413627AW0 / US413627AW00	5.75% Senior Notes due 2017	2
413627AZ3 / US413627AZ31 U24658AK9 / USU24658AK95	10.75%/11.5% Senior Toggle Notes due 2018	3
U24658AJ2 / USU24658AJ23 413627AY6 / US413627AY65	10.75% Senior Notes due 2016	4

The New Second Lien Notes will be guaranteed by Harrah’s and will be secured on a second-priority basis by substantially all of the assets of HOC and the assets of HOC’s wholly-owned domestic subsidiaries that have pledged their assets to secure HOC’s obligations under its senior secured credit facilities to the extent such assets secure obligations under such senior secured credit facilities. The New Second Lien Notes will not, however, be secured by liens on HOC’s or any of HOC’s subsidiaries’ capital stock.

The purpose of the Exchange Offers is to reduce the outstanding principal amount of indebtedness of HOC and to extend the weighted average maturity of HOC’s outstanding indebtedness.

In addition to the issuance of New Second Lien Notes, holders of Old Notes maturing in 2010 and 2011 (collectively, the “Old 2010-2011 Notes”) participating in the Exchange Offers may elect to receive cash in lieu of New 2015 Second Lien Notes that they would otherwise receive in the Exchange Offers pursuant to a “Modified Dutch Auction” process (the “Auction Process”) described more fully in the confidential offering memorandum (the “Offering Memorandum”) prepared in connection with the Exchange Offers. Only holders of Old 2010-2011 Notes participating in the Exchange Offers may participate in the Auction Process. Participation in the Auction Process is optional. Accordingly, holders of Old 2010-2011 Notes may participate in the Exchange Offers without participating in the Auction Process. HOC will not pay more than $325 million to auction participants in lieu of New 2015 Second Lien Notes that such participants would otherwise receive in exchange for Old 2010 – 2011 Notes.

Subject to the terms and conditions of the Exchange Offers, including the proration terms, described in the Offering Memorandum, Old Notes properly tendered (and not withdrawn) will be accepted in order of the Acceptance Priority Levels indicated in the table above, with Level 1 being the highest priority level. The aggregate principal amount of Old Notes with an Acceptance Priority Level of 2 that are validly tendered (and not withdrawn) and accepted in the Exchange Offers will not exceed $875 million and the aggregate principal amount of Old Notes with an Acceptance Priority Level of 3 that are validly tendered (and not withdrawn) and accepted in the Exchange Offers will not exceed $462 million. In addition, the aggregate principal amount New Second Lien Notes issued in the Exchange Offers will not exceed the lesser of (i) the Maximum Exchange Amount and (ii) an amount that would result in the estimated cancellation of indebtedness income, as determined immediately following the Expiration Date, attributable to the Old Notes properly tendered and not withdrawn and accepted in the exchange offers to exceed $1.8 billion.

Holders who validly tender their Old Notes on or prior to 5:00 p.m., New York City time, on November 28, 2008 (the “Early Tender Date”) and whose Old Notes are accepted by HOC in the Exchange Offers will receive an early participation consideration of $30.00 in principal amount of New Second Lien Notes per $1,000 principal amount of Old Notes.

The Exchange Offers are not conditioned on a minimum principal amount of Old Notes being tendered or the issuance of a minimum principal amount of New Second Lien Notes. However, the Exchange Offers are subject to certain other conditions, as more fully described in the Offering Memorandum. In addition, HOC has the right to terminate or withdraw any of the Exchange Offers at any time and for any reason, including if any of the conditions described in the Offering Memorandum are not satisfied.

Each of the Exchange Offers will expire at midnight, New York City time, on December 12, 2008, unless any of them is extended (such time and date, as the same may be extended, the “Expiration Date”).

Tenders may be withdrawn prior to 5:00 p.m., New York City time, on November 28, 2008 unless extended by HOC (such time and date, as the same may be extended, the “Withdrawal Deadline”). Holders may withdraw tendered Old Notes at any time prior to the Withdrawal Deadline but holders may not withdraw tendered Old Notes on or thereafter.

The New Second Lien Notes will accrue interest from and including the settlement date. Holders who exchange Old Notes that pay cash interest for New Second Lien Notes will receive accrued and unpaid interest to, but not including, the settlement date. Accrued pay-in-kind interest on HOC’s 10.75%/11.5% Senior Toggle Notes due 2018 (the “Old Toggle Notes”) will not be included in determining the principal amount of any such Old Toggle Notes tendered in the exchange offers, but an estimate of the accrued interest through the anticipated Settlement Date has been included in the consideration being offered in the Exchange Offers for the Old Toggle Notes.

The New Second Lien Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Exchange Offers are being made only to qualified institutional buyers and to certain non-U.S. investors located outside the United States. The Exchange Offers are made only by, and pursuant to, the terms set forth in the offering memorandum, and the information in this press release is qualified by reference to the offering memorandum and the accompanying letter of transmittal. Subject to applicable law, HOC may amend, extend or terminate the Exchange Offers.

Documents relating to the Exchange Offers will only be distributed to holders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for this private offer. Noteholders who desire a copy of the eligibility letter should contact Global Bondholder Service Corporation, the information agent for the offers, at (866) 736-2200 (Toll-Free) or (212) 925-1630 (Collect).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Harrah’s Entertainment

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada, more than 70 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions, and now operates casinos on four continents. The company’s properties operate primarily under the Harrah’s®, Caesars® and Horseshoe® brand names; Harrah’s also owns the London Clubs International family of casinos and the World Series of Poker®. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. For more information, please visit www.harrahs.com.

This release includes “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Harrah’s. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): the impact of the company’s significant indebtedness; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; access to available and reasonable financing on a timely basis; the ability to timely and cost effectively integrate acquisition into our operations; changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales or hotel sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents or natural disasters; abnormal gaming holds; the potential difficulties in employee retention as a result of the sale of the company to affiliates of TPG Capital and Apollo Management; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

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